Contact:  Ira Lamel, CFO                         Jeremy Fielding/David Lilly
          The Hain Celestial Group, Inc.         Kekst and Company
          631-730-2200                           212-521-4800

FOR IMMEDIATE RELEASE

                            THE HAIN CELESTIAL GROUP
                          REPORTS THIRD QUARTER RESULTS

                       -- Sales Grow to $136.9 Million --

MELVILLE, NY, May 7, 2004 - The Hain Celestial Group (NASDAQ:HAIN), the leading natural and organic food company, today announced that net sales for the third quarter ended March 31, 2004 totaled $136.9 million, an increase of almost 6% over the same quarter of the prior year. Gross sales before deducting trade and other sales incentives increased 9% in the same period. Net income in the third quarter this year was $5.0 million, or $0.14 per share on a diluted basis, as compared with $7.9 million, or $0.23 per share in the third quarter of the prior year.

Irwin D. Simon, Chairman, President and Chief Executive Officer of The Hain Celestial Group, said, "In the quarter, we had higher costs, a soup supply issue, and we took advantage of our investment opportunities behind the launch of CarbFit(R). These events, which impacted earnings, do not obscure the underlying health of our brands and business. The performance of our key brands and business this quarter demonstrates that we maintain and continue to improve our ability to meet the demand for natural and organic products. Importantly, most of our key brands posted positive sales gains. In the third quarter of this year we saw 21% growth in our Snacks business, 6% growth at Celestial Seasonings, and 24% growth at Earth's Best. Our Canadian Business grew 24% while our European Business grew 36%. We have laid a strong foundation for CarbFit, a well-received brand that has quickly become one of America's leading brands serving the needs of today's carb-conscious consumer."

Mr. Simon concluded, "With the continuing increases in costs, the time it will take to rebuild our soup position despite having our co-packer issues resolved -- including securing opportunities to strategically invest in our soup business to ensure it is well positioned for next soup season -- and with our recently announced price adjustments not effective until July, we anticipate that our fourth quarter earnings this year will be in the range of $0.13 to $0.15 per share on revenues of $127 million to $130 million."

Hain Celestial's balance sheet continues to be strong. At the end of the third quarter, working capital totaled approximately $108.4 million with a current ratio of 2.4:1; debt to equity was 13.5%; and total equity reached $484.8 million.

Management will host a conference call to discuss its second quarter results at 9:00 a.m. EDT today, May 7, 2004. The call may be accessed through the Investor Relations section of the Hain Celestial website at www.hain-celestial.com. Please log in to the call at least fifteen minutes ahead of time to allow time for registration. A replay of the call will be available on the same section of the Hain Celestial website until June 7, 2004.

About The Hain Celestial Group

The Hain Celestial Group, headquartered in Melville, NY, is a natural, specialty and snack food company. The Company is a leader in 13 of the top 15 natural food categories, with such well-known natural food brands as Celestial Seasonings(R) teas, Walnut Acres(R), Hain Pure Foods(R), Westbrae(R), Westsoy(R), Rice Dream(R), Soy Dream(R), Imagine(R), Arrowhead Mills(R), Health Valley(R), Breadshop's(R), Casbah(R), Garden of Eatin(R), Terra Chips(R), Yves Veggie Cuisine(R), The Good Dog(R), The Good Slice(R), DeBoles(R), Lima(R), Biomarche(R), Grains Noirs(R), Natumi(R), Milkfree(R), Earth's Best(R), and Nile Spice(R). The Company's principal specialty product lines include Hollywood(R) cooking oils, Estee(R) sugar-free products, Kineret(R) kosher foods, Boston Better Snacks(R), and Alba Foods(R). The Hain Celestial Group's website can be found at www.hain-celestial.com.

Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company's control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of The Hain Celestial Group and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of The Hain Celestial Group with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting The Hain Celestial Group or the SEC.


                              -- TABLES FOLLOW --



                                       ###

                         THE HAIN CELESTIAL GROUP, INC.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                            March 31,           June 30,
                                                                            ---------           --------
                                                                              2004                2003
                                                                              ----                ----
                                                                                    (Unaudited)

ASSETS
Current assets:
      Cash and cash equivalents                                             $ 21,101            $ 10,984
      Trade receivables, net                                                  70,731              61,215
      Inventories                                                             76,597              66,444
      Recoverable income taxes                                                 1,018                 223
      Deferred income taxes                                                    3,171               3,171
      Other current assets                                                    10,422               7,671
                                                                          ----------          ----------
            Total current assets                                             183,040             149,708

Property, plant and equipment,  net                                           73,992              68,665
Goodwill, net                                                                309,288             296,508
Trademarks and other intangible assets, net                                   55,909              55,975
Other assets                                                                   9,022              10,692
                                                                          ----------          ----------
            Total assets                                                   $ 631,251           $ 581,548
                                                                          ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable and accrued expenses                                 $ 53,921            $ 55,710
      Income taxes payable                                                    12,072               1,867
      Current portion of long-term debt                                        8,648               8,807
                                                                          ----------          ----------
            Total current liabilities                                         74,641              66,384

Deferred income taxes                                                         14,912              14,912
Long-term debt, less current portion                                          56,871              59,455
                                                                          ----------          ----------
            Total liabilities                                                146,424             140,751

Stockholders' equity:
      Common stock                                                               369                 348
      Additional paid-in capital                                             385,632             364,877
      Deferred compensation                                                   (3,043)                  -
      Retained earnings                                                      101,017              79,089
      Treasury stock                                                          (8,435)             (8,156)
      Foreign currency translation adjustment                                  9,287               4,639
                                                                          ----------          ----------
            Total stockholders' equity                                       484,827             440,797
                                                                          ----------          ----------

            Total liabilities and stockholders' equity                     $ 631,251           $ 581,548
                                                                          ==========          ==========

                         THE HAIN CELESTIAL GROUP, INC.
                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)



                                                  Three Months Ended March 31,         Nine Months Ended March 31,
                                                  ----------------------------         ---------------------------
                                                      2004              2003              2004              2003
                                                      ----              ----              ----              ----
                                                           (Unaudited)                          (Unaudited)

Net sales                                           $ 136,862        $ 129,224          $ 406,707        $ 348,650
Cost of Sales                                          98,316           89,519            283,900          240,376
                                                    ---------        ---------          ---------        ---------
Gross profit                                           38,546           39,705            122,807          108,274

SG&A expenses                                          29,527           25,901             85,393           72,971
Restructuring charges                                       -                -                  -              440
                                                    ---------        ---------          ---------        ---------

Operating income                                        9,019           13,804             37,414           34,863

Interest expense  and other expenses                      932            1,184              2,073            1,560
                                                    ---------        ---------          ---------        ---------
Income before income taxes                              8,087           12,620             35,341           33,303
Income tax provision                                    3,073            4,764             13,413           12,572
                                                    ---------        ---------          ---------        ---------
Net income                                            $ 5,014          $ 7,856           $ 21,928         $ 20,731
                                                    =========        =========          =========        =========

Basic per share amounts                                $ 0.14           $ 0.23             $ 0.63           $ 0.61
                                                    =========        =========          =========        =========

Diluted per share amounts                              $ 0.14           $ 0.23             $ 0.61           $ 0.60
                                                    =========        =========          =========        =========

Weighted average common shares outstanding:
Basic                                                  35,694           34,081             34,943           33,853
                                                    =========        =========          =========        =========
Diluted                                                36,804           34,887             36,098           34,579
                                                    =========        =========          =========        =========
